UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(RULE 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:
☑     Preliminary information statement.
☐     Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).
☐     Definitive information statement.
LIME ENERGY CO.
(Name of Registrant as Specified in its Charter)
Payment of filing fee (check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

1280 Landmeier Road
Elk Grove Village, Illinois 60007
November ___, 2007
Dear Fellow Stockholder:
     Lime Energy Co., a Delaware corporation (the “Company”), has obtained the written consent (the “Consent”) of the stockholders holding a majority of our shares of common stock, par value $0.0001 per share (the “Common Stock”). The Consent authorizes the Company to effect a reverse stock split of all issued and outstanding shares of our Common Stock in the range of one-for-two to one-for-ten (the “Reverse Split”), if at all, as determined in the sole discretion of our Board of Directors. The Reverse Split was approved by our Board of Directors and by consent of a majority of our Stockholders on November 13, 2007.
     The accompanying Information Statement is a copy of the definitive Schedule 14C which is not materially different from the preliminary form filed on November [15], 2007. It is being provided to you for your information to comply with requirements of the Securities and Exchange Act of 1934. The Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the amendment to our charter that will trigger the Reverse Split. No meeting of the Company’s stockholders will be held or proxies requested for this matter since it has already been approved by the requisite written consent of the holders of a majority of the common shares.
     Under the rules of the Securities and Exchange Commission, the Reverse Split cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.
Sincerely,

/s/ David R. Asplund Lime Energy Co. David R. Asplund Chief Executive Officer

LIME ENERGY CO.
1280 Landmeier Road
Elk Grove Village, Illinois 60007

INFORMATION STATEMENT
November ___, 2007

GENERAL INFORMATION
     This Information Statement is being mailed on or about November      , 2007 to all Stockholders of record as of the Record Date.
     This Information Statement has been filed with the Securities and Exchange Commission and is being furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), to the holders (the “Stockholders”) of the common stock, par value $0.0001 per share (the “Common Stock), of Lime Energy Co., a Delaware corporation (the “Company”), to notify such Stockholders of the following:
•	On November 13, 2007, the Company received a written consent in lieu of a meeting of Stockholders from the holders of shares representing 67.1% of the total issued and outstanding shares of Common Stock of the Company voting together as a single class (collectively, the “Majority Stockholders”) authorizing the Board of Directors, in its discretion, to effect a reverse stock split at an exchange ratio ranging from one-for-two to one-for-ten of the Company’s issued and outstanding shares of Common Stock (the “Reverse Split”). If the Board elects to engage in such a Reverse Split, there would not be a reduction in authorized shares of Common Stock or Preferred Stock.
     On November 13, 2007, the Board of Directors of the Company approved the proposal authorizing the Board of Directors, in its discretion, to effect the Reverse Split. The Majority Stockholders approved the proposal authorizing the Board of Directors, in its discretion, to effect the Reverse Split by written consent in lieu of a meeting on November 13, 2007 in accordance with the Delaware General Corporate Law (“DGCL”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the above action.
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND A PROXY.
     The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them. The Board of Directors has fixed the close of business on November      , 2007, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.
     Each share of our Common Stock entitles its holder to one vote on each matter submitted to the Stockholders. However, because Stockholders holding at least a majority of the voting rights of all outstanding shares of Common Stock as of the Record Date have voted in favor of the foregoing action by resolution; and have sufficient voting power to approve this proposal through their ownership of the Common Stock, no other consents will be solicited in connection with this Information Statement.
     You are being provided with this Information Statement pursuant to Section 14(c) of the Exchange Act and Regulation 14C and Schedule 14C thereunder and, in accordance therewith, the foregoing actions will not become effective until at least 20 calendar days after the mailing of this Information Statement.

ADDITIONAL INFORMATION
     The Company is subject to the information requirement of the Exchange Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Forms 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission” or “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).
OUTSTANDING VOTING SECURITIES
     As of the date of the consent by the Majority Stockholder, November 13, 2007, the Company had 53,873,724 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.
     On November 13, 2007, the holders of shares representing 67.1% of the voting shares then outstanding executed and delivered to the Company a written consent approving the action described in this Information Statement. Since the action described herein has been approved by the Majority Stockholders, no proxies are being solicited in connection with this Information Statement.
     The DGCL provides in substance that unless the Company’s Certificate of Incorporation, as amended, provides otherwise, Stockholders may take action without a meeting of Stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following tables list certain information, as of November 13, 2007, regarding the beneficial ownership of our outstanding Common Stock by (1) the persons known to us to beneficially own greater than 5% of each class of our voting securities, (2) each of our directors and named executive officers, and (3) our directors and executive officers, as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, (1) the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them and (2) the address of each person listed in the following table (unless otherwise noted) is c/o Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.

Beneficial Owners of Greater Than 5% of Each Class of Our Common Stock:

		Common	Common Shares
	Common Shares	Shares Issuable Upon	Issuable Upon Exercise of
Name	Directly Held	Exercise of Warrants	Options (1)	Total	%
David Asplund	1,924,703 (2)	4,500 (2)	3,010,000	4,939,203	8.682%
Duke Investments, LLC (3)	3,106,927	40,000	3,333 (4)	3,150,260	5.843%
Richard P. Kiphart	14,872,938	945,754	153,334	15,972,026	29.054%
Leaf Mountain Company (5)	3,312,634	—	—	3,312,634	6.149%
Daniel R. Parke	5,001,701	—	471,660	5,473,361	10.071%
SF Capital Partners Ltd. (6)	4,283,226	— (7)	—	4,283,226	7.950%
Directors and Executive Officers:

			Common Shares
		Common	Issuable Upon
	Common Shares	Shares Issuable Upon	Exercise of Options
Name	Directly Held	Exercise of Warrants	(1)	Total	%
Directors and Executive Officers
David Asplund	1,924,703 (2)	4,500 (2)	3,010,000	4,939,203	8.682%
Gregory Barnum	—	—	153,334	153,334	*
William Carey	—	150,000	153,334	303,334	*
Joseph Desmond	—	—	100,000	100,000	*
Richard P. Kiphart	14,872,938	945,754	153,334	15,972,026	29.054%
Jeffrey R. Mistarz	947	—	739,999	740,946	1.357%
Daniel R. Parke	5,001,701	—	471,660	5,473,361	10.071%
Leonard Pisano	46,110	—	922,778	968,888	1.768%
David W. Valentine	355,900	—	157,778	513,678	*

All directors and executive officers as a group (9 persons)**	22,202,299	1,100,254	5,862,217	29,164.770	47.940%

*	Denotes beneficial ownership of less than 1%.

**	Eliminates duplication
(1)	Represents options to purchase common stock exercisable within 60 days.

(2)	Includes 6,766 shares of common stock and warrants to purchase 2,000 shares of common stock formerly held by Delano Group Securities, LLC, of which Mr. Asplund was the principal owner.

(3)	Duke Investments, LLC, formerly know as Duke Investments, LLC, is a wholly owned subsidiary of Duke Energy Corporation. The business address of Duke Investments, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202. Duke Energy is a publicly owned entity. Greg Wolf, a vice president of Duke Investments, LLC, has the authority to vote and dispose of the shares held by Duke Investments, LLC.

(4)	Reflects stock options awarded pursuant to the Directors’ Stock Option Program to former directors of the Company who were employees of Duke Investments, LLC. The policies of Duke Investments provide that director compensation be paid to the Duke Investments rather than to the individual.

(5)	Mr. Jiganti is the Manager of Leaf Mountain Company and has the sole decision-making power with respect to Leaf Mountain Company’s investment in Lime Energy. The business address of Leaf Mountain Company, LLC is 190 South LaSalle Street, Suite 1700, Chicago, Illinois 60603.

(6)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(7)	Excludes warrants to purchase 40,000 shares of common stock which contain provisions known as “exercise caps” which prohibit the holder of the warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of our outstanding common stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to us, and these limits will not restrict the number of shares of common stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above reflects the operation of such exercise caps in that we have not included 40,000 shares of common stock issuable pursuant to such warrants as SF Capital Partners has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to purchase these shares at this time. In the absence of such caps, SF Capital would be able to purchase all the shares issuable upon exercise of these warrants and would have a beneficial ownership percentage of 8.019%.
DISSENTER’S RIGHTS OF APPRAISAL
     The Stockholders have no right under the DGCL, the Company’s Certificate of Incorporation, as amended, or its Bylaws to dissent from any of the provisions adopted as set forth in this Information Statement.
PROPOSAL AUTHORIZING THE BOARD OF DIRECTORS,
IN ITS DISCRETION, TO EFFECT A REVERSE STOCK SPLIT
Overview
     The Board of Directors has approved a proposal granting it the authority to evaluate and decide whether to effect the Reverse Split and, if it so determines, to amend our Certificate of Incorporation to effect the Reverse Split of all issued and outstanding shares of our Common Stock at an exchange ratio ranging from one-for-two to one-for-ten. The Board of Directors has recommended that this proposal be presented to our Stockholders for approval. To that end, the Majority Stockholders have voted in favor of this proposal for Board authorization by written consent. Upon the effectiveness of this action, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the DGCL to elect, as it determines to be in the best interests of the Company and its Stockholders, whether or not to effect the Reverse Split, and if it elects to do so, at any time before March 31, 2008, a number of shares of our Common Stock between and including two and ten would be combined into one share of our Common Stock. The Board of Directors believes that Stockholder approval of the amendment granting the Board of Directors this discretion, rather than approval of a specified exchange ratio, provides the Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its Stockholders.
     The text of the form of the approved amendment to our Certificate of Incorporation is attached to this Information Statement as Annex A. By approving this amendment, Stockholders have approved an amendment to our Certificate of Incorporation pursuant to which any number of outstanding shares between and including two and ten would be combined into one share of our Common Stock and authorized the Board of Directors to file such amendment as determined in the manner described herein. The Board of Directors may also elect not to effect the Reverse Split.
     If the Board of Directors determines that effecting the Reverse Split is in the best interests of the Company and its Stockholders, the Reverse Split will become effective upon the filing of such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board of Directors within the limits described above to be combined into one share of our Common Stock. If the Board of Directors elects to effect the Reverse Split, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by the Board of Directors within the limits described above. Except for adjustments that may result from the treatment of fractional shares as described below, each Stockholder will hold the same percentage of our outstanding Common Stock immediately following the Reverse Split as such Stockholder held immediately prior to the Reverse Split.

     Currently, the Company is authorized to issue up to a total of 205,000,000 shares of capital stock, consisting of 200,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock. The amendment does not change the number of total authorized shares of our capital stock. Thus, immediately following the Reverse Split as contemplated hereunder, the total number of authorized shares of capital stock would remain at 205,000,000, consisting of 200,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, and the par value of our Common Stock and Preferred Stock would remain unchanged at $0.0001 and $0.01 per share, respectively, provided that there has been no change in the number of authorized shares or par value of our shares prior to the effectuation of the Reverse Split, as described herein. Notwithstanding the foregoing, the Board of Directors may, at the time it effects any Reverse Split, seek Stockholder approval for an appropriate adjustment in the number of the Company’s authorized shares of Common Stock.
     Currently, the Board of Directors has not approved of any plans with regard to the use of any authorized but unissued shares of our Common Stock following the Reverse Split.
Reasons for the Reverse Split
     The Board of Directors believes that the Reverse Split may be desirable for a number of reasons. First, the Board of Directors believes that the Reverse Split may better enable us to move toward listing our stock on a national exchange. Second, the Board of Directors believes that the Reverse Split could improve the marketability and liquidity of our Common Stock while we continue to progress towards achieving our business objectives.
     Our Common Stock is currently quoted on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”). The Board of Directors believes that it is in the best interests of the Company and its Stockholders to move toward listing our Common Stock on a national exchange. Alternative markets like the OTC Bulletin Board or the “pink sheets” maintained by the National Quotation Bureau, Inc. are generally considered to be less efficient and not as widely followed as other exchanges like those operated by the NASDAQ Stock Market, Inc. (“NASDAQ”) or the American Stock Exchange.
     On November 13, 2007, we submitted an application to list our common stock on the NASDAQ Capital Market. In order for us to list our Common Stock on NASDAQ Capital Market, we must satisfy certain listing standards, one of which requires a minimum bid price of $4.00 per share. As of November 13, 2007, the high bid price for our Common Stock as reported on the OTC Bulletin Board was $1.60 per share. We believe that this is the only initial listing standard that we do not meet in order for us to list our stock on the NASDAQ Capital Market.
     The Board of Directors believes that the Reverse Split of our Common Stock may help us move toward satisfying the minimum bid price listing standards of a national exchange. However, the effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied. It is possible that the per share price of our Common Stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Reverse Split, and there can be no assurance that the market price per post-Reverse Split share will remain for a sustained period of time. The market price of our Common Stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance. Notwithstanding the foregoing, our ability to list our stock on a national exchange is subject to numerous requirements other than a minimum share price, including income and market capitalization requirements and certain corporate governance requirements, such as having a majority of independent Board members and the formation of an audit committee meeting certain requirements. Accordingly, even if our share price were to rise as a result of the Reverse Split, we cannot guarantee that we would be able to list our stock on a national exchange such as the NASDAQ Capital Market.
     The Board of Directors also believes that any increase in the market price of our Common Stock as a result of implementing the Reverse Split may improve the marketability and liquidity of our Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual Stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our Common Stock may be adversely affected by the proposed Reverse Split given the reduced number of shares that would be outstanding after the Reverse Split. The Board of Directors believes, however, that any higher market price may reduce, to some extent, the negative effects on the liquidity and marketability of our Common Stock that may result from some of the policies and practices of institutional investors and brokerage houses described above.
Board Discretion to Implement the Reverse Stock Split
     The Reverse Split will be effected, if at all, only upon a determination by the Board of Directors that the Reverse Split (with an exchange ratio determined by the Board of Directors as described above) is in the best interests of the Company and its Stockholders. The determination by the Board of Directors as to whether the Reverse Split will be effected, if at all, will be based upon certain factors, including meeting the listing requirements for a national exchange like NASDAQ, existing and expected marketability and liquidity of our Common Stock, prevailing market conditions and the likely effect on the market price of our Common Stock. If the Board of Directors determines to effect the Reverse Split, the Board of Directors will consider certain factors in selecting the specific exchange ratio, including the overall market conditions at the time and the recent trading history of our Common Stock.
     Notwithstanding approval of the Reverse Split by the Stockholders, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the Reverse Split prior to March 31, 2008, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors fails to implement the Reverse Split prior to March 31, 2008, Stockholder approval again would be required prior to implementing the Reverse Split thereafter.
Effects of the Reverse Stock Split
     After the effective date of the proposed Reverse Split, each Stockholder would own a reduced number of shares of our Common Stock as set forth in the table below.

	Pre Split as of November 13,
Number of Shares of Common Stock	2007	Post Split

Authorized	200,0000,000	200,000,000
Outstanding	53,873,724	26,936,862 to 5,387,372
Reserved for Issuance(1)	23,348,040	11,674,020 to 2,334,804
Available for Issuance	122,778,236	161,389,118 to 192,277,824

(1)	Shares have been reserved for issuance of Common Stock upon the exercise of options pursuant to our option plans and upon the exercise of warrants and upon the conversion of convertible promissory notes.
     The proposed Reverse Split would affect all of our Stockholders uniformly and would not affect any Stockholder’s percentage ownership interest in us, except to the extent that the Reverse Split results in any of our

Stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the proposed Reverse Split (other than as a result of the rounding up or down in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the Reverse Split. The number of Stockholders of record would not be affected by the proposed Reverse Split, subject to the treatment of fractional shares.
     Although the proposed Reverse Split will not affect the rights of Stockholders or any Stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of Common Stock and Preferred Stock will not be reduced. This may significantly increase the ability of the Board of Directors to issue authorized and unissued shares without further Stockholder action, subject to the rules of any exchange on which the Company’s common stock may be listed. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate of Incorporation or Bylaws.
     The proposed Reverse Split would reduce the number of shares of Common Stock reserved for issuance upon exercise of our outstanding stock options and warrants in proportion to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed Reverse Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options will be rounded as described below under “Payment for Fractional Shares.”
     If the proposed Reverse Split is implemented, it will increase the number of Stockholders who own “odd lots” of less than 100 shares of our Common Stock and decrease the number of Stockholders who own “whole lots” of 100 shares or more of our Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. In addition, certain listing standards of exchanges like those operated by NASDAQ or the American Stock Exchange may require that we have a certain minimum number of holders of whole lots.
     Our Common Stock is currently registered under Section 12(g) of the 1934 Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of the Common Stock under the Exchange Act. If the proposed Reverse Split is implemented, our Common Stock will be reported on the OTC Bulletin Board under a symbol that we will announce at a later date.
Effective Date
     The proposed Reverse Split would become effective as of 5:00 p.m., Central Time, on the date of filing of the Certificate of Amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted automatically and without any action on the part of the Stockholders, into new shares of Common Stock in accordance with the Reverse Split ratio determined by the Board of Directors within the limits set forth in this proposal.
Payment for Fractional Shares
     No fractional shares of Common Stock will be issued as a result of the proposed Reverse Split. Instead, the Company will round up to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive one-half of one share of Common Stock or greater, and the Company will round down to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive less than one-half of one share of Common Stock, as a result of the Reverse Split.

Exchange of Stock Certificates
     As soon as practicable after the effective date, Stockholders will be notified that the Reverse Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-Reverse Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a Stockholder until such Stockholder has surrendered such Stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so. Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares.
Accounting Consequences
     The par value per share of our Common Stock would remain unchanged at $0.0001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of our Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.
Appendix
     Please see Appendix A for the Form of the Certificate of Incorporation to Effect the Reverse Stock Split
     This action has been approved by the Board of Directors and by the written consent of holders of a majority of the outstanding voting stock of the Company.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Richard P. Kiphart
Chairman of the Board of Directors

Elk Grove Village, Illinois
November __, 2007

APPENDIX A
[FORM OF]
CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
LIME ENERGY CO.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware (“DGCL”)
     Lime Energy Co., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
     1. That at a meeting of the Board of Directors of the Corporation, resolutions were adopted recommending an amendment of the Corporation’s Certificate of Incorporation (as amended to date) and directing that such amendment be considered and voted upon by the consent of at least a majority of the stockholders of the Corporation. The text of the proposed amendment, which would add the following subsection (e) to Article 4, is as follows:
     (e) Effective at 5:00 p.m. (Central Time) on the date of filing with the Secretary of State of the State of Delaware (such time, on such date, the “Effective Time”) of this Certificate of Amendment pursuant to the DGCL, each [two (2) to ten (10)] shares of the Corporation’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which Old Common Stock shall have been converted pursuant to this Certificate of Amendment, subject to the treatment of fractional share interests. There shall be no fractional shares issued. In lieu thereof, the Corporation will round up to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive one-half of one share of Common Stock or greater, and the Corporation will round down to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive less than one-half of one share of Common Stock, as a result of the Reverse Stock Split effected hereby.
     2. The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer this                      day of December, 2007.

LIME ENERGY CO.
By:
	Name:	Jeffrey Mistarz
	Title:	Treasurer